ATSI Reports Second Quarter Financial Results
- $406,000 or 69% Improvement in Working Capital -

San Antonio, Texas – March 18, 2011 – ATSI Communications, Inc. (OTCBB:ATSX) (OTCQB:ATSX) today announced financial results for the second fiscal quarter and six months ended January 31, 2011.   The Company reported revenue of $3.9 Million for the second fiscal quarter and $8.2 Million for the six month period.  Gross profit for the three and six month period was $326,000 and $713,000 respectively.  When compared to its second fiscal quarter ended January 31, 2010, gross profit as a percentage of revenue improved by 31% as the Company continued to invest resources in its cloud telephony product line.  As anticipated, the contribution from cloud telephony products and services increased from 9% of overall gross profits in the quarter ended October 31, 2010 to 15% in the quarter ended January 31, 2011.  The Company also continued to report significant improvements in its working capital position.  Working capital improved by $406,000, or 69% at the end of the second fiscal quarter of FY2011 when compared with working capital at its fiscal year ended July 31, 2010.  Adjusted for non-cash items, non-GAAP net loss for the second fiscal quarter of 2011 was $79,000 vs. a non-GAAP net loss of $13,000 for the second fiscal quarter of 2010.  The Company incurred $221,000 in non-cash expenses during the quarter ended January 31, 2011 that included depreciation, amortization, bad debt,  loss on debt extinguishment, gain on forgiveness of accrued interest, interest expense, and stock based compensation.   During the quarter, the Company also incurred $70,000 in one-time charges for bad debt and project costs related to its corporate re-branding initiative that include legal, shareholder proxy, SEC filing, and corporate marketing expenses.

Arthur L. Smith, Chief Executive Officer of ATSI Communications, Inc., stated, “We were pleased to demonstrate continued improvements in our balance sheet during the first half of Fiscal 2011, considering we incurred additional SG&A expenses during the second quarter associated with our corporate rebranding initiative..  We are making tremendous progress with our cloud telephony products and services, and this should result in higher margins as we add new accounts.  ATSI is committed to establishing itself as a leader in the cloud communications sector of our industry."

Market demand for the Company's cloud telephony services continues to be driven by the migration from traditional telephone service to VoIP phone systems. The recent growth in cloud-based VoIP services is primarily due to:

✓	Demand for a lower cost, cloud -based alternative to traditional telephone service;
✓	Improved quality and reliability of VoIP calls due to technological advances, increased network development and greater bandwidth capacity; and
✓	New product innovations that can be provided by cloud telephony service providers, but not currently offered by traditional telephone companies.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Because management uses both GAAP and non-GAAP information in evaluating and operating its business internally, it is considered important to provide all this information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with GAAP to net income (loss) before non-cash items.

ATSI Communications, Inc., through its wholly-owned subsidiary, Digerati Networks, Inc., has emerged as a premier provider of global cloud-based VoIP services in rapidly expanding markets throughout Asia, Europe, the Middle East, and Latin America. Over the past decade, Digerati has established over 200 global partnerships with foreign carriers and emerging operators in more than 50 countries. In addition to global cloud-based VoIP transport, Digerati provides enhanced VoIP applications, including a fully hosted IP/PBX service, SIP trunking, and customized VoIP solutions for specialized applications. The Company's customer base includes traditional telecommunication carriers, mobile operators, VoIP service providers, calling card companies, Internet service providers, and data service integrators.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

Contact:

Jack Eversull
The Eversull Group
(972) 571-1624
(214) 469-2361 fax
jack@eversullgroup.com
or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(830) 693-4400 info@rjfalkner.com

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended January 31,		Six months ended January 31,
	2011	2010	2011	2010
OPERATING REVENUES:
VoIP services	$3,840	$4,870	$8,046	$9,837
Hosted services	72	27	118	45

Total operating revenues	3,912	4,897	8,164	9,882

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	3,586	4,515	7,451	9,220
Selling, general and administrative expense (exclusive of legal and professional fees)	424	357	1,001	726
Legal and professional fees	77	41	133	139
Bad debt	40	-	40	-
Depreciation and amortization expense	26	44	51	87
Total operating expenses	4,153	4,957	8,676	10,172

OPERATING LOSS	(241)	(60)	(512)	(290)

OTHER INCOME (EXPENSE):
Loss on debt extinguishment	(100)	-	(100)	-
Gain on forgiveness of accrued interest	92	-	92	-
Interest expense	(51)	(38)	(98)	(82)
Total other expense	(59)	(38)	(106)	(82)

NET LOSS	(300)	(98)	(618)	(372)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	-	24

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.	$(300)	$(98)	$(618)	$(348)

LOSS PER SHARE - BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	54,701,437	45,504,120	50,345,998	45,504,120

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC., as reported	$(300)	$(98)	$(618)	$(372)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation	96	3	355	17
Bad debt	40	-	40	-
Depreciation and amortization	26	44	51	87
Interest expense	51	38	98	82
Loss on debt extinguishment	100	-	100	-
MINUS:
Gain on forgiveness of accrued interest	(92)	-	(92)	-
Net loss attributable to noncontrolling interest	-	-	-	-

NET LOSS ATTRIBUTABLE TO ATSI COMMUNICATIONS, INC.
EXCLUDING NON-CASH ITEMS:	$(79)	$(13)	$(66)	$(186)